Exhibit 99.(p)(14)

Echo Street Capital Management, LLC

CODE OF ETHICS

This Code of Ethics (the “Code”) is the sole property of Echo Street Capital Management, LLC (the "Firm") and must be returned to the Firm upon termination for any reason of an Employee's association with the Firm. The contents of this Code are strictly confidential. Employees may not duplicate, copy or reproduce this Code, in whole or in part, or make it available in any form to any non-Employees without prior written approval from the Firm's Chief Compliance Officer (“CCO”).

June 2022

TABLE OF CONTENTS

Page

INTRODUCTION	1

1.	GENERAL	5

1.1	Statement of General Principles	5

1.2	Annual Acknowledgment	6

1.3	Reporting Violations	6

1.4	Registration, Licensing and Testing Requirements	7

2.	EMPLOYEE STANDARDS OF CONDUCT	8

2.1	Conflicts of Interest	8

2.2	Outside Business Activities	8

2.3	Bad Actor Rule	9

3.	INSIDER TRADING	12

3.1	Policy on Insider Trading	12

3.2	Restricted List	16

3.3	Watch List	17

4.	OTHER PROHIBITED TRADING AND TRADING-RELATED PRACTICES	19

4.1	Market Manipulation	19

4.2	Front Running	19

4.3	Rumors	20

5.	PERSONAL SECURITIES TRANSACTIONS	21

5.1	Policy	21

5.2	Employee Accounts: Disclosure, Reporting and Trading Requirements	21

5.3	Private Placements, Initial Public Offerings and Initial Coin Offerings	23

5.4	Pre-Approval of Securities Transactions in Covered Accounts	24

5.5	Minimum Holding Period; Transactions Limit	25

5.6	Non-Discretionary and Non-Reportable Transactions	25

6.	CODE OF ETHICS RECORDKEEPING	26

7.	RIC REPORTING PROCEDURES	27

Appendices

Exhibit A:	Initial Certification and Acknowledgment Form

Exhibit B:	Annual Certification and Acknowledgment Form

Exhibit C:	Personal Information Questionnaire

Exhibit D:	Disciplinary Questionnaire (Bad Actor)

INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by the Firm in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

The Code is applicable to each Employee (as defined below) of the Firm and is intended to govern Employees’ activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of Employees. The Code does not attempt to serve as a comprehensive guide regarding employee conduct, but rather is intended to establish general rules of conduct and procedures applicable to all Employees.

The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the CCO (as defined below). The CCO is responsible for administering and implementing this Code. All Employees are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person” means:

(a)	Under Rule 204A-1 of the Advisers Act (i) any Employee of the Firm who (A) has access to nonpublic information regarding a Client’s purchase or sale of securities; (B) has access to nonpublic information regarding the portfolio holdings of any RIC advised or sub-advised by the Firm or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm (each, a “Reportable Fund”); and/or (3) is involved in making securities recommendations or trading decisions to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers, members or partners of the Firm. The Firm considers all Employees to be Access Persons for purposes of Rule 204A-1, including any Employee who does not meet the technical definition of “Access Person” under Rule 204A-1.

(b)	Under Rule 17j-1 of the Investment Company Act (i) any director, officer, general partner or employee of the Firm or any company in a control relationship with the Firm who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a RIC Client, or whose functions relate to the making of any recommendation with respect to such purchase or sale; and (ii) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to a RIC Client with respect to the purchase or sale of Securities by such RIC Client. Any person who is an Access Person under Rule 17j-1 of the Investment Company Act but is not an Employee of the Firm is only subject to the Introduction to and Sections 1, 3, 5, 6 and 7 of the Code and, for purposes of these Sections, is included in the term “Employee.”

“Beneficial Ownership” means any direct or indirect financial interest in any Security (as defined below) held or shared, directly or indirectly, through any account, contract, arrangement, understanding, relationship or otherwise. An Employee is presumed to be a beneficial owner of Securities that are held by any of his or her family members who reside in the Employee's household or to whom the Employee contributes material financial support.

“Chief Compliance Officer” or “CCO” means Courtney Posner or such other person as may be designated from time to time.

“Chief Financial Officer” or “CFO” means Kelly Skura or such other person as may be designated from time to time.

“Chief Investment Officer” means Greg Poole.

“Clients” mean the entities to which the Firm provides investment advisory services, including the private investment partnerships (the “Funds”) and separate accounts (the “Managed Accounts”) that it manages.

“Covered Account” means any personal investment or trading account of an Employee in which an Employee has any Beneficial Ownership, any investment or trading account for which an Employee is a trustee or custodian and any investment or trading account over which an Employee can exercise any direct or indirect control or influence trading or investment decisions. Specifically, Covered Account includes:

1.	Accounts maintained in the Employee’s name;

2.	Accounts in which the Employee is named as a joint party, either as the primary or secondary party;

3.	Accounts over which the Employee can exercise control, e.g., trust accounts, corporate accounts, Power of Attorney accounts, etc.;

4.	Accounts maintained by the Employee’s spouse or domestic partner;

5.	Accounts of the Employee‘s minor children, regardless of whether the Employee is the named custodian on the account;

6.	Accounts maintained by any family member of an Employee whose principal residence is the same as that of the Employee or to whom the Employee contributes material financial support;

7.	Any other accounts in which the Employee has a Beneficial Ownership or over which the Employee can exercise direct or indirect control or influence trading or investment decisions; and

8.	Any Non-Discretionary Account, as defined below.

Please note that trading and investment accounts that exclusively hold Non-Reportable Securities (as defined below) (“Other Accounts”) ARE NOT considered Covered Accounts.

“Covered Person” means any Employee of the Firm and any family member who resides in the Employee's household or to whom the Employee contributes material financial support.

“Employee” means any employee, partner, officer, director (or other persons occupying a similar status or performing similar functions) of the Firm and includes any other person that provides advice on the Firm’s behalf and is subject to the Firm’s supervision and control.

“Employee Account” is the term used to refer collectively to Covered Accounts and Other Accounts.

“Firm” means Echo Street Capital Management, LLC and its subsidiaries and affiliates.

“Holdings Report” means the information required to be provided under Section 5.2 herein.

“Non-Discretionary Account” means any Covered Account for which there has been a complete delegation of investment discretion, through written authorization, to a third party. The Employee or other person(s) or entity(s) named in the account title cannot exercise any investment discretion in the purchase or sale of securities in such an account. For purposes of this Code, Non-Discretionary Accounts include brokerage accounts established at “robo-advisers,” which operate as automated investment programs and do not afford accountholders the ability to direct transactions in Securities. As of the date of this Code, such robo-advisers include, but are not limited to, Betterment, Wealthfront, Schwab Intelligent Portfolios, WiseBanyan, Personal Capital, SigFig, Hedgeable, AssetBuilder, Acorns, and TradeKing, amongst a variety of others.

“Non-Reportable Security” includes the following:

•	direct obligations of the U.S. government;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by registered open-end investment companies (i.e., mutual funds) (other than Reportable Funds); and

•	units issued by unit investment trusts that are invested exclusively in mutual

•	funds, none of which are Reportable Funds.

Note that shares of RICs advised or sub-advised by the Firm are not Non-Reportable Securities, and any trades in such RIC shares must be pre-cleared and reported.

“Other Account” means any investment or trading account which meets the definition of Covered Account above, but which holds exclusively Non-Reportable Securities.

“President” means Matt Carpenter or such other person as may be designated from time to time.

“Private Investments” This term includes Securities in private companies or investments in private funds (for example, a private equity or hedge fund).

“Private Placement” means an offering of Securities that is exempt from registration under Section 4(a)(2) or Section 4(6) of the Securities Act of 1933, as amended (the “Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List” means the list of issuers, maintained by the CCO, whose Securities may not be traded in any Employee Account or on behalf of the Clients. It comprises: (i) issuers as to which the Firm or an Employee may possess material nonpublic information; and (ii) any other issuer whose Securities should not be traded for any other reason, as determined by the CCO.

“SEC” means the U.S. Securities and Exchange Commission, which is the government agency primarily responsible for enforcing federal securities laws and regulating the securities industry.

“Security” and the plural “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Shares issued in ETFs (whether or not organized as unit investment trusts) are considered Securities.

“Watch List” means the list of issuers maintained by the CCO, whose Securities may not be traded in any Employee Account without prior written authorization from at least two of the following: the CCO or her designee, CFO, President and the Chief Investment Officer. It comprises all issuers whose Securities are currently being tracked as part of the Firm’s research process, including all Securities that are currently held in a Client’s portfolio.

Section 1

1.	GENERAL

1.1	Statement of General Principles

As a fundamental matter, all Employees owe a fiduciary duty to the Clients. This means that the interests of the Clients must always be recognized, respected, and take precedence over the personal interests of Employees. In any transactions in Employee Accounts or other matters, Employees must assiduously avoid putting their own interests ahead of the interests of the Clients, or taking advantage of their position with the Firm for their personal benefit or the benefit of the Firm. The Firm is committed to conducting its business activities in accordance with the highest ethical principles and requires its Employees to adhere to the highest ethical principles in the conduct of the business affairs of the Firm.

It is critical that Employees avoid any situation that might present or appear to present any actual or potential conflict of interest with the interests of the Clients or compromise, or appear to compromise, Employees’ ability to exercise fully their independent best judgment for the benefit of the Clients. Accordingly, all Employee Account activity and Employee activities generally must comply fully with both the letter and spirit of this Code, and the principles described in this Code. Moreover, Employees are required to comply with all applicable federal securities laws, rules and regulations, including without limitation Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, and must report promptly any violations of the federal securities laws, rules or regulations or of this Code to the CCO.

A failure to comply with the federal securities laws, rules or regulations or with this Code may result in disciplinary action and the imposition of remedial action or sanctions, which may include cancellation of transactions, disgorgement of profits, a suspension of trading privileges in Employee Accounts, reprimands, or suspension or termination of employment. Where violations occur, the CCO shall determine, in consultation with the Chief Investment Officer, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and their investors, and whether the Employee has previously engaged in any violative conduct. Ultimately, however, the decision whether to impose disciplinary action or remedial measures and sanctions, and the nature of such actions, measures or sanctions rests with the CCO.

The Firm may act as sub-adviser to various investment companies registered under the Investment Company Act (each, a registered investment company, or “RIC”). Each RIC that is sub-advised by the Firm is referred to herein as a “RIC Client.” Rule 17j-1 makes it unlawful for any affiliated person of an investment adviser of a RIC, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the RIC, to:

(a)	Employ any device, scheme or artifice to defraud the RIC;

(b)	Make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

(c)	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the RIC; or

(d)	Engage in any manipulative practice with respect to the RIC.

This Code should be read in conjunction with other relevant guidance, including the Firm’s Compliance Manual and other compliance materials that may be distributed from time to time. It also is noted that the provisions of the Code are not all-inclusive. Employees who have questions about the Code or its application to specific facts or circumstances should consult with the Firm’s CCO for guidance.

1.2	Annual Acknowledgment

This Code is an integral part of the Firm’s compliance program and it is the personal responsibility of each Employee to understand the Code and the policies set forth herein, and to adhere to all applicable policies and procedures. This Code may be revised and supplemented from time to time, for example, to take into account changes in the Firm’s business activities, regulatory developments or changes in industry “best practices.” It is the responsibility of each Employee to ensure that his or her copy of the Code is up to date by inserting new material as instructed by the CCO.

Each Employee within 10 days of being hired is required to sign the “Initial Certification and Acknowledgment Form,” which can be submitted on Compliance Alpha, (see Exhibit A) acknowledging that he or she has received a copy of the Code and certifying that he or she has read and understands the Code and agrees to abide by its provisions. Thereafter, each Employee shall at least annually sign the “Annual Certification Acknowledgment Form” (see Exhibit B), which can be done on Compliance Alpha, reaffirming, among other things, that he or she continues to abide by the Code’s provisions, and certifying that he or she has reported all Securities transactions in Covered Accounts.

Each Employee shall also complete a Personal Information Questionnaire (see Exhibit C), which can be done on Compliance Alpha.

1.3	Reporting Violations

All Employees have the opportunity to report any concerns or suspicions of improper activity at the Firm by a fellow Employee. The Firm takes seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and the Firm recognizes the importance of keeping the identity of the reporting individual from being widely known. All Employees must promptly report to the CCO any violations of the Code. Any retaliation for reporting a violation of this Code will constitute a further violation of the Code as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, as stated

within the Firm’s Compliance Manual. Any violations reported to, or independently discovered by, the CCO shall be reviewed, investigated promptly and reported to the Chief Investment Officer.

1.4	Registration, Licensing and Testing Requirements

Each Employee should consult with the CCO or CFO to ensure that he or she has complied with any applicable registration, licensing, and testing requirements necessary for such Employee’s duties and position.

Section 2

2.	EMPLOYEE STANDARDS OF CONDUCT

2.1	Conflicts of Interest

It is the policy of the Firm that all Employees conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Employees should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of this Code for any Employee to:

(a)	Rebate or pay any part of the compensation received from the Firm as an Employee to any person, firm, or corporation, directly or indirectly, that has, or is likely to have in the future, a business relationship with the Firm;

(b)	Accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any business on behalf of the Firm, or the Clients;

(c)	Maintain, directly or indirectly, any Beneficial Ownership or other financial interest in any organization engaged in any financial services related business, except for: (i) Beneficial Ownership or other financial interest in the Firm; and (ii) Beneficial Ownership of Securities, in accordance with the Firm’s policies related to personal trading as set forth in Section 5 of this Code.

In addition, Employees may not influence, directly or indirectly, investment decisions on behalf of the Clients, for the benefit of Employee Accounts or for the benefit of any family member of the Employee.

2.2	Outside Business Activities

Business activities other than employment at the Firm, such as, serving as an officer, director, trustee, partner of any business organization, member of a limited liability company, employee or consultant, teaching assignments, lectures, publication of articles and radio or television appearances, may present conflicts of interest. Accordingly, each Employee, upon hire, must disclose all outside business activities to the CCO by completing the Activities and Relationships Disclosure Form on Compliance Alpha, and prior to engaging in any new outside business activity, must seek approval from the CCO or her designee by submitting an Outside Business Activity Approval Form on Compliance Alpha. For this, the CCO will be required to obtain approval from the Chief Investment Officer.

The CCO will determine, based on a consideration of the nature of the outside activity, the number of hours involved and the amount of compensation, if any, and any other factors that in the CCO’s discretion may be relevant, whether permission to engage in the outside activity should be granted or denied.

Generally, the Firm does not permit its Employees to serve as an officer, partner or employee of another company or business, or as a member of the board of directors or trustees of any business organization, other than a civic or charitable organization. These types of positions present particular conflicts of interest and a determination of an Employee’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm. The CCO or her designee must approve an Employee’s request to serve in any such position.

Under no circumstances may an Employee represent or suggest that his or her association with any outside business activity in any way reflects the Firm’s approval, sponsorship or endorsement of the activity or organization or, where applicable, the Firm’s views of a company’s Securities. Nor may an Employee represent that his or her association with any outside business activity in any way reflects the Firm’s approval of the organization’s manner of doing business, or its approval of any person connected with the organization or its activities.

2.3	Bad Actor Rule

The Bad Actor Rule, effective September 23, 2013, prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Rule, has had a disqualifying event as of the Rule’s effective date. For purposes of this Rule, “covered persons” include: (i) the Firm, including its predecessors and affiliates; (ii) directors and certain officers; (iii) general partners and managing members of the Firm; (iv) 20% beneficial owners of any of the Clients/Funds (based on voting power); (v) investment managers and principals of pooled investment funds; and (vi) promoters and persons compensated for soliciting investors as well as the general partners, directors, officers; and managing members of any compensated solicitor. Employees are required to complete the Disciplinary Questionnaire (Bad Actor) when newly hired, and annually thereafter (See Exhibit D).

A.	Definitions

For purposes of this policy, the following definitions apply:

“Disqualifying Events” include:

“Criminal convictions” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

“Court injunctions and restraining orders” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

“Final orders” from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

•	Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

•	Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

“Certain SEC disciplinary orders” relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

“SEC cease-and-desist orders” related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

“SEC stop orders” and orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

“Suspension or expulsion” from membership in a self-regulatory organization (SRO) or from association with an SRO member.

“Order” is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

“Proceeding” means a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

“U.S. Postal Service false representation order” is a scheme or device for obtaining money or property through mail by means of false representations.

B.	Verification by Covered Persons

The Firm will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however the Firm must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a Disqualifying Event.

C.	Remedial Actions

In the event that a covered person has had a Disqualifying Event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

Section 3

3.	INSIDER TRADING

3.1	Policy on Insider Trading

Insider trading is a violation of the U.S. federal securities laws and is punishable by the imposition of severe penalties including fines and imprisonment.

Employees are prohibited from trading the Securities of, or making investment decisions regarding, an issuer based on material nonpublic information about the issuer or its Securities, where such information is obtained in breach of a fiduciary duty or similar duty of trust and confidence. This conduct is known as “insider trading.” The prohibition against insider trading applies to trading and investment activities in Employee Accounts or on behalf of others, as well as to making or influencing any investment decision on behalf of the Firm. It also mandates that Employees refrain from directing or encouraging another person, through a tip or inference, to trade on the basis of material nonpublic information (“tipping”). The Firm’s policy prohibiting insider trading applies to every Employee irrespective of whether he or she is acting in the capacity of a Firm Employee or otherwise.

If an Employee learns of information that he or she believes may be considered inside information, he or she must contact the CCO immediately before taking any action.

A.	What is “Insider Trading”?

The term “insider trading” is not defined in the federal securities laws but is based on interpretations by the courts, and is understood to encompass a range of conduct. It is generally understood that the law prohibits:

(i)	trading by an insider, e.g., an officer, director or employee, of an issuer, or a “temporary” insider, e.g., a confidential adviser or consultant to the issuer, while in possession of material nonpublic information about the issuer or its Securities;

(ii)	trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential (this would include the duties owed to the issuer by a lawyer, banker, accountant or other confidential adviser) or was misappropriated; or

(iii)	an insider or a non-insider from conveying material nonpublic information to others, i.e., “tipping.”

Tender offers pose particular concerns. SEC Rule 14e-3 specifically prohibits trading or “tipping” while in possession of material nonpublic information regarding a tender offer received from the bidder, the target company or anyone acting on behalf of either—irrespective of whether the information was obtained or conveyed in breach of a fiduciary duty or similar duty of trust and confidence.

Insider trading has serious consequences, including possible criminal prosecution, which may result in the imposition of fines and imprisonment. It may also lead to SEC enforcement proceedings, which may result in orders requiring disgorgement of the profits gained or losses avoided from the violative trading, imposing penalties of up to three times the amount of the illicit profits or losses avoided, and permanently barring an Employee from the securities industry. An Employee also may be sued by investors seeking to recover damages for insider trading violations and face termination of employment by the Firm. In addition, the Firm may face regulatory or civil liability based on the Employee’s actions.

The law pertaining to insider trading is not always clear and is continuously developing, and you may be uncertain about the scope or application of the prohibition against insider trading to particular circumstances. Often a single question can forestall disciplinary action or complex legal problems. For these reasons, you must notify the CCO immediately if you have any reason to believe that a violation of these policies has occurred or is about to occur, or if you have any questions regarding the applicability of these policies.

(1)	What is Material Information?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, i.e., purchasing or selling a Security, or abstaining from any investment action, including decisions on voting a Security. Generally, any information that may have a substantial effect on the price of an issuer’s Securities will be considered “material.” Information may be material even if it relates to speculative or contingent events. No simple test exists to determine whether information is material and an assessment of materiality necessarily involves a highly fact specific inquiry. Because assessments of materiality are necessarily highly fact specific, Employees should direct any questions relating to materiality to the Firm’s CCO.

The following are examples of the types of information or events that may be considered material:

•	mergers, acquisitions, tender offers, joint ventures, or changes in assets, such as a large disposal of assets;

•	an issuer’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates;

•	new products or discoveries, or developments regarding customers or suppliers, for example, the acquisition or loss of a contract;

•	changes in control or management;

•	changes in auditors or an auditor notification that the issuer may no longer rely on an auditor’s report;

•	bankruptcies, receiverships and liquidity problems;

•	major litigation;

•	public offerings;

•	changes of debt ratings, and

•	information obtained from an issuer in advance of a private offering in connection with which a firm has entered into a non-disclosure agreement.

Information relating to the market for an issuer’s Securities, such as, a significant order to purchase or sell Securities and pre-publication information regarding reports in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or issue other commentary regarding an issuer would be considered material.

(2)	What is Nonpublic Information?

Typically, information is “nonpublic” (a) until it has been disseminated broadly to investors in the marketplace, such as, by disclosing the information in a public filing with the SEC (e.g., Forms 8-K, 10-K or 10-Q) or with some other government agency, releasing the information to a news reporting service or over the wires, or in a publication of general circulation, and (b) after sufficient time has passed so that the information is deemed to have been disseminated widely.

B.	Avoiding the Misuse of Material Nonpublic Information

(1)	Policy

Before any Covered Person effects any transaction in an Employee Account, or causes any transaction in an Employee Account to be effected or makes any decision affecting his or her personal investments, such Covered Person must be certain that he or she does not possess any information relating to the subject issuer, the market for that issuer’s Securities, investment recommendations, or other information that, in the context of the contemplated transaction, might be considered material nonpublic information. Employees must also ensure they are not aware of any material nonpublic information that may be relevant when making, influencing or attempting to influence any of the Firm’s or the Clients’ business or investment decisions. Any Employee who thinks he or she may possess material nonpublic information must:

1.	Report the information and proposed transaction immediately to the CCO;

2.	Not purchase or sell the subject Securities;

3.	Not take any action on behalf of the Firm or the Clients with respect to such information; and

4.	Not disclose the information internally within the Firm, other than to the CCO and refrain from disclosing the information outside the Firm.

After the CCO has reviewed the issue, the CCO will determine whether the information is material and nonpublic and, if so, what action or precautions the Firm should take. An Employee also must consult with the CCO before taking any action or engaging in any transaction that involves nonpublic information even if the Employee does not believe that the information is “material.” This degree of caution will protect the Employee, the Clients, and the Firm.

(2)	Contact with Public Companies

The Firm may make investment decisions on the basis of conclusions formed through contact with representatives of public companies and analysis of publicly available information.  Difficult legal issues can arise, however, when, in the course of these contacts, an Employee becomes aware of material non-public information.  This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative or a confidential advisor to the issuer, such as a lawyer, banker or accountant, or a person testing new drugs for a pharmaceutical company, makes a selective disclosure of adverse or positive news to a handful of investors.  If this information is then communicated to the Firm prior to its becoming public information, the Firm must make a judgment as to its further conduct.  For an Employee to protect themselves, the Clients, and the Firm, the Employee must contact the CCO immediately if he or she believes that they may have received material non-public information in any form.

C.	Restricting Access to Material Nonpublic Information

As noted above, Employees in possession of material nonpublic information may not communicate such information to anyone, including persons within the Firm, except to the CCO or as set forth below. This prohibition is designed to prevent both the unlawful use of material nonpublic information and to prevent conflicts of interest or the appearance of conflicts of interest. Toward this end, Employees must take care to adhere to certain disclosure restrictions and take steps to secure all material nonpublic information.

(1)	Disclosure Restrictions

In the unlikely event that an Employee must communicate material nonpublic information to an Employee other than the CCO, such dissemination must be limited to only those Employees who “need to know” the information in order to fulfill their duties at the Firm and the CCO must be notified prior to any such disclosure.

(2)	Access Restrictions

Documents or files containing material nonpublic information should be kept in secure files or databases. Access to computer files containing material nonpublic information should be restricted to only the CCO, the Employee who reported such information to the CCO and any Employees who “need to know” the information. Any discussions or meetings during which material nonpublic information may be mentioned should never occur in any public area, but should be confined to private offices.

D.	Confidential Firm and Confidential Client Information

Any proprietary or confidential information relating to the Firm or the Clients (“Confidential Firm Information”) should be treated as material nonpublic information for purposes of disclosure and access. Employees have a responsibility to safeguard Confidential Firm Information and must immediately report any unauthorized dissemination of such information to the CCO.

Confidential Firm Information includes, but is not limited to, information pertaining to the Clients (e.g., the Clients’ strategies, investors, investments, performance, service providers, etc.), information pertaining to the investors in the Clients, personal information about Employees and any other proprietary Firm information.

3.2	Restricted List

Covered Persons are prohibited from trading the Securities of issuers that are on the Firm’s Restricted List in Employee Accounts, and the Firm and its Employees are prohibited from trading such Securities on behalf of the Clients, until such Security is removed from the Restricted List. In addition, the Restricted List itself is confidential and may constitute or contain material nonpublic information. Accordingly, Employees are prohibited from disclosing the list or its contents to anyone outside of the Firm.

The Restricted List comprises: (i) issuers as to which the Firm or an Employee may possess material nonpublic information; and (ii) any other issuer whose Securities should not be traded for any other reason, as determined by the CCO.

The CCO will ensure that the version of the Restricted List distributed to Employees contains only the names of the issuers restricted from trading and the dates such issuers were added to the Restricted List. Only the CCO and designated Employees will have access to the complete Restricted List, which includes the reason an issuer was added to the Restricted List.

An issuer may be placed on the Restricted List for a variety of reasons and therefore no inference should be drawn concerning an issuer or its Securities due to its inclusion on the Restricted List. If you are presented with the opportunity to learn non-public information to assist in your analysis of any security or other instrument, prior to signing any confidentiality letter or agreement relating to the information, you must clear such action with the CCO.

The CCO is responsible for maintaining the Firm’s Restricted List. The CCO or her designee shall be responsible for distributing the “names only” list to all Employees whenever an issuer is added to or deleted from the Restricted List. However, it is the responsibility of all Employees to notify the CCO if they believe that they possess material nonpublic information about any issuer of Securities. Each time the CCO places an issuer on the Restricted List, the CCO shall document the reason for doing so. The CCO must review the Restricted List at least monthly to determine whether any issuer should be removed from the Restricted List. Only the CCO may remove issuers from the Restricted List and only after being satisfied that there is no longer a valid reason for the issuer to be included on the Restricted List. For example, the CCO may remove an issuer from the Restricted List because the information has been made public through widespread dissemination, the information has become stale or immaterial with the passage of time (e.g., sales projections for periods that have since passed), or because a confidentiality agreement the Firm entered into has terminated. The CCO may consult with outside legal counsel in making a determination as to whether an issuer can be removed from the Restricted List. The CCO should prepare and retain a dated record explaining the reasons an issuer has been removed from the Restricted List.

Please note that for purposes of this section, the trading prohibitions related to the Restricted List shall not apply to Non-Discretionary Accounts.

3.3	Watch List

Covered Persons are prohibited from trading the Securities of issuers that are on the Firm’s Watch List in Employee Accounts without prior written authorization from at least two of the following: the CCO or her designee, CFO, President and the Chief Investment Officer. This can be done on Compliance Alpha.

In addition, the Watch List itself is confidential. Accordingly, Employees are prohibited from disclosing the list or its contents to anyone outside of the Firm.

The Watch List comprises all issuers whose Securities are currently being tracked as part of the Firm’s research process, including all Securities that are currently held in a Client’s portfolio.

The CCO is responsible for maintaining the Firm’s Watch List.  The Watch List is available to all Employees in digital form and updated on a timely basis. The CCO, CFO or the Firm’s Chief Investment Officer may remove a company from the Watch List from time to time to reflect the company no longer being considered part of the Firm’s investable universe.  The CCO in coordination with the CFO must review the Watch List to determine that it timely and accurately reflects the Firm’s investable universe.

Please note that for purposes of this section, the trading prohibitions related to the Watch List shall not apply to Non-Discretionary Accounts.

Section 4

4.	OTHER PROHIBITED TRADING AND TRADING-RELATED PRACTICES

4.1	Market Manipulation

In addition to insider trading, the federal securities laws prohibit market manipulation, which encompasses any intentional or willful conduct that is designed to, or does operate, as a fraud or deceit upon investors. Claims of market manipulation may be brought under Section 9(a)(1) and Section 9(a)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 10b-5 under the Exchange Act. Market manipulation typically takes the form of activities that are undertaken for the purpose of creating a false or misleading appearance of active trading in a Security or controlling or artificially affecting the price of a Security. In particular, any trade that is undertaken to benefit from changes in price that are triggered by the trade itself and not to benefit from independent gains or losses on the trading position, or that otherwise lacks an independent economic rationale is likely to raise market manipulation concerns.

Employees are strictly prohibited from (a) engaging, directly or indirectly, in any trading activities in Employee Accounts; (b) attempting to direct or influence the Firm’s or the Clients’ business activities; or (c) engaging, directly or indirectly, in any trading-related activities that, in each case, may be viewed as manipulative. All Employees are expected to adhere to the highest principles in the conduct of the Firm’s and the Clients’ business and must not engage in any deceptive, dishonest, or unfair practice.

4.2	Front Running

In general terms, Front Running involves the use of an informational advantage in the trading of Securities where the person effecting such transaction has a financial interest or exercises investment discretion. If nonpublic information of an imminent, significant market transaction serves as the impetus for any transaction, such activity is generally defined as Front Running. For example, if an Employee was to learn of an investment firm’s decision to take a sizeable position in a particular issuer and then effected a transaction in that issuer’s securities in order to profit from the security’s price fluctuation resulting from the impending order that would be deemed Front Running. In cases where the information is obtained from an entity or person to whom a fiduciary obligation is owed (for example, the Firm or the Clients), Front Running would be deemed fraudulent activity under the federal securities laws. Irrespective of the source of the information, the Firm prohibits its Employees from engaging in Front Running in Employee Accounts or otherwise.

4.3	Rumors

Employees also should be aware that intentionally creating, spreading or using false rumors may violate the anti-fraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code, as well as the Firm’s expectations regarding appropriate behavior of its Employees. The circulation of false rumors or sensational information that might reasonably be expected to affect the economy, a particular sector or industry, or a particular company is strictly prohibited.

Section 5

5.	PERSONAL SECURITIES TRANSACTIONS

5.1	Policy

The Firm’s personal trading policy is designed to minimize the risk of unlawful trading in any Employee Account, guard against the misuse of confidential information and prevent potential legal, business or ethical conflicts. Employees are prohibited from engaging in any unlawful trading activity and any trading that may present any conflict or potential conflict of interest with the interests of the Firm or the Clients, or that may otherwise appear to be improper. To help assure compliance with this policy, Employees are required to disclose all Employee Accounts and submit initial and annual reports of their Securities holdings in each Covered Account, as more fully described in Section 5.2.

Employees are expected to devote their workday to serving the Clients, investors and the interests of the Firm. The Firm discourages personal trading on a scale or frequency that would distract an Employee from his or her daily work responsibilities. Further, Employees are encouraged to invest for the long-term through instruments and opportunities that will not conflict with their responsibility to serve the Clients.

The Firm reserves the right to prohibit an Employee from purchasing or selling any Security for any reason it deems appropriate. The Firm also reserves the right to require cancellation of any trade or disgorgement of any profits or losses avoided from any trade deemed to violate the Firm’s personal trading policies, as well as other sanctions, at the discretion of the CCO.

5.2	Employee Accounts: Disclosure, Reporting and Trading Requirements

A.	Disclosure Requirements

It is a condition of employment at the Firm that no later than 10 days after the commencement of their employment each Employee discloses to the CCO, and annually thereafter on or before February 14th of each year, all Employee Accounts and all Securities holdings in which he or she has any Beneficial Ownership (the “Holdings Report”). At a minimum, the Holdings Report must include (i) the title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Ownership (when the person became an Access Person with respect to the initial submission); (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person (as of the date the person became an Access Person with respect to the initial submission); and (iii) the date that the report is submitted by the Access Person. All information disclosed in annual Holding Reports must be current as of December 31st. Initial Holdings Reports must be current as of a date no more than 45 days prior to the date the person becomes an Employee. Employees also are required to notify the CCO of any changes in Employee Accounts, including the opening or closing of any Covered Account or Other Account, immediately. When possible, these reports and notifications should be completed on Compliance Alpha.

B.	Accounts Subject to Disclosure

As previously noted, the term Covered Account means any personal investment or trading account of an Employee in which an Employee has any Beneficial Ownership, any investment or trading account for which an Employee is a trustee or custodian and any investment or trading account over which an Employee can exercise any direct or indirect control or influence trading or investment decisions. Specifically, a Covered Account includes:

1.	Accounts maintained in the Employee’s name;

2.	Accounts in which the Employee is named as a joint party, either as the primary or secondary party;

3.	Accounts over which the Employee can exercise control, e.g., trust accounts, corporate accounts, Power of Attorney accounts, etc.;

4.	Accounts maintained by the Employee’s spouse or domestic partner;

5.	Accounts of the Employee’s minor children, regardless of whether the Employee is the named custodian on the account;

6.	Accounts maintained by any family member who resides in the Employee's household or to whom the Employee contributes material financial support;

7.	Any other accounts in which the Employee has a Beneficial Ownership or over which the Employee can exercise control or influence trading or investment decisions; and

8.	Any Non-Discretionary Account.

The term Other Account means any investment or trading account which meets the definition of Covered Account above, but which holds exclusively Non-Reportable Securities. Please note that Other Accounts ARE NOT considered Covered Accounts. If you hold Other Accounts, please provide the CCO with a list of such Other Accounts.

C.	Duplicate Statements and Trade Confirmations

To facilitate ongoing disclosure of Securities transactions, upon commencement of employment and the opening of a new Covered Account, Employees must ensure that all account statements are provided to the Firm through Compliance Alpha’s brokerage feeds, or in the event such disclosure through Compliance Alpha proves to be impossible, that the Firm is designated as an interested party on all Covered Accounts so that the CCO receives duplicates of all account statements.

The brokerage account statements must cover a period of no longer than 90 days and be received by the CCO within 30 days after the end of each calendar quarter and should include for each transaction that occurred during the period covered the following information:

•	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares or Securities, and principal amount of each Security involved;

•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	The price of the Security at which the transaction was effected; and

•	The name of the broker, dealer, or bank with or through which the transaction was effected.

If this information is not readily discernible from the brokerage account statements, the Employee must provide to the CCO quarterly “Transaction Reports” detailing the information described above (along with the date of submission of the report) within 30 days after the end of the calendar quarter during which the transaction occurred.

For purposes of this policy and the procedures outlined above where the activity involves a Covered Account or trading of the CCO, copies of any notice, account statement or report will be given to a designee of the CCO and any permission or approval will be obtained from the CFO or the President.

D.	CCO Reviews

The CCO or her designee shall review all trading activity in Covered Accounts, whether based on duplicate account statements or quarterly Transaction Reports. If the CCO identifies trading patterns or trading activities that may be problematic or present actual or potential conflicts of interest, the CCO shall take appropriate follow-up action and, in appropriate circumstances, will impose remedial action. Depending upon the nature of the problematic trading, such remedial action may include restrictions on future personal trading by the Employee, monetary fines, disgorgement of profits, reprimand, or termination of employment. The CCO shall also review all initial and annual Holdings Reports.

5.3	Private Placements, Initial Public Offerings and Initial Coin Offerings

No Covered Person shall acquire any Security in a Private Placement, whether an initial or follow-on investment, without the prior written approval of the CCO or her designee, which can be requested through Compliance Alpha. In determining whether to approve or deny a request to participate in a Private Placement, the CCO or her designee shall consider whether the Private Placement is being offered because of an Employee’s position with the Firm and whether notice to the Clients is necessary, as well as any other factors that may be relevant, including whether the proposed investment poses any conflict of interest with the Firm or the Clients. If a Covered Person acquired Securities in a Private Placement prior to an Employee being hired by the Firm, these investments must be disclosed to the CCO at the time of hire.

No Covered Person may acquire any Securities for an Employee Account in an Initial Public Offering (“IPO”) of equity securities without the prior written approval of the CCO or her designee.

An initial coin offering (“ICO”) is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether. In this situation, the coin or token (i.e., the interest in the venture) may be considered a Security and therefore treated the same as a traditional Private Placement under the Firm’s personal trading policy. If a Covered Person seeks to make an investment, regardless of the flat or virtual currency used to fund the transaction, with an expectation of profit derived from the managerial efforts of others, then the coin or token is likely a Security subject to the Firm’s personal trading policy.

Accordingly, no Covered Person may participate in any an “ICO” or investment (virtual or otherwise) with a profits interest contingent on the management efforts of others, whether as an initial or follow-on investment, without the prior written approval of the CCO or her designee. The CCO or her designee will undertake an analysis to determine whether a Securities transaction is implicated, and in connection therewith may consider whether a conflict of interest or other compliance concern exists, and whether approval would be consistent with the Firm’s policies and procedures.

The CCO will retain in the records of the Firm a copy of the disposition of Employees’ requests to participate in Private Placements, IPOs and ICOs, which shall include a summary of the rationale for the CCO’s or her designee’s decision to approve or reject such requests.

Please upload to Compliance Alpha, or otherwise provide to the CCO, copies of subscription documents for all Private Placements, IPOs and ICOs.

Notwithstanding the foregoing, pre-clearance is not necessary for an investment by Covered Persons in funds managed by the Firm as such investments require subscription documentation, AML approval and wire approvals by the Firm.

5.4	Pre-Approval of Securities Transactions in Covered Accounts

Covered Persons are permitted to engage in transactions in broad-based ETFs1 and mutual funds in their Covered Accounts. Additionally, absent inclusion on the Watch List or

[1]	“Broad-based” means that the ETF has at least 30 or more underlying components and securities and is meant to track the performance of a particular market or segment of the market (e.g., Energy, S&P Value or Mid-Cap).

Restricted List, Covered Persons are permitted to engage in transactions in non-broad-based ETFs. Covered Persons must obtain prior approval before effecting trades in any Securities other than ETFs and mutual funds by submitting a Personal Securities Trading Request Form (when possible, by using the pre-clearance tool on Compliance Alpha) to the CCO to obtain approval for the contemplated Securities transaction. Additionally, absent prior written approval of two of the following: the CCO or her designee, CFO, President and the Chief Investment Officer, Covered Persons may not effect or cause to be effected trades in any Security of any issuer on the Firm’s Watch List (other than broad-based ETFs) in any Covered Account, and such approval shall not be given, and such transaction shall not be effected, prior to 3pm. If approval for a transaction is granted, the trade must be executed on that same business day. If the transaction is not executed or only partially executed on that business day, a new request for approval must be submitted. Notwithstanding the foregoing, pre-clearance is not necessary for an investment by Covered Persons in funds managed by the Firm as such investments require subscription documentation, AML approval and wire approvals by the Firm.

5.5	Minimum Holding Period; Transactions Limit

There is a minimum holding period of at least 30 days for all Securities unless otherwise stated herein – both long and short positions – unless the CCO or her designee grants an exemption. Covered Persons may not utilize puts or calls to offset the risk of any position they hold during the minimum holding period. ETF transactions are subject to a minimum holding period of at least 30 days. Minimum holding periods are calculated on a security-by-security "last-in, first-out" basis.

There may be no more than 10 transactions in Securities in a calendar month unless otherwise stated herein.

5.6	Non-Discretionary and Non-Reportable Transactions

Please note that for purposes of this section, the trading pre-clearance, minimum holding period requirements and transactions limit described above shall not apply to Non-Discretionary Employee Accounts and Non-Reportable Securities. However, each Employee is required to complete a certification with respect to Non-Discretionary Employee Accounts. This may be done on Compliance Alpha.

Section 6

6.	CODE OF ETHICS RECORDKEEPING

The CCO will maintain, at the Firm’s principal place of business, for a period of five years after the end of the fiscal year in which the report is made or the information is provided unless specified in further detail below, the records listed below.

(a)	A copy of each Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

(b)	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

(c)	A copy of Employees’ Holdings Reports, Transaction Reports and brokerage account statements, as required by this Code as well as a copy of each report made by an Employee pursuant to the Code, including any broker trade confirmations or account statements that were submitted in lieu of the person’s Holdings Report or Transaction Report must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

(d)	A record of all persons, currently or within the past five years, who are or were Access Persons, or who are or were responsible for reviewing personal trading transaction and Holdings Reports submitted by Access Persons, must be maintained in an easily accessible place.

(e)	A copy of each annual (or, if pertinent, other periodic) written report made to any RIC Board must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(f)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities by Employees must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(g)	The annual acknowledgement signed by each person who is currently, or within the past five years was, an Employee, acknowledging receipt of a copy of the Code and amendments thereto and acknowledging that he or she is subject to it and will comply with its terms, must be maintained for at least five years after the end of the fiscal year in which the acknowledgement is made, the first two years in an appropriate office of the Firm.

7.	RIC REPORTING PROCEDURES

With respect to each RIC Client, on a periodic basis, but not less than annually, the CCO shall provide a written report to the RIC Client’s management and the board of directors or trustees of the RIC Client (the “RIC Board”) setting forth:

(a)	A description of any issues arising under this Code or underlying procedures, other than issues arising under Sections 2 or 4 or underlying procedures relating to these Sections, since the last report to the RIC Board, including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations; and

(b)	A certification on behalf of the Firm that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

The RIC Board is then required to consider the annual written report.

In the event of a material change to this Code, other than a material change to Sections 2 or 4, the CCO must inform each RIC Client’s chief compliance officer of the changes and ensure that the change is approved by each RIC Board no later than six months after the change is adopted.

Exhibit A

Echo Street Capital Management, LLC

INITIAL CERTIFICATION AND ACKNOWLEDGMENT FORM

The undersigned Employee (the “Employee”) of Echo Street Capital Management, LLC (the “Firm”) acknowledges that he or she received a copy of the Code of Ethics, any amendments thereto and the Exhibits attached thereto (collectively, the “Code”) and certifies that he or she has read and understands all provisions of the Code and agrees to abide by the provisions contained therein. The Employee understands that observance of the provisions contained in the Code is a material condition of his or her employment by the Firm and that any violation of such provisions by the Employee may subject the Employee to immediate termination by the Firm as well as possible civil or criminal penalties. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Code.

The undersigned Employee hereby certifies that:

a)	The Employee has disclosed to the Chief Compliance Officer all Employee Accounts as defined in the Firm’s Code and has completed an initial “Holdings Report.”

b)	The Employee has made or will make arrangements to provide to the Chief Compliance Officer copies of all account statements relating to Covered Accounts or that he or she will report to the Firm’s Chief Compliance Officer, on a quarterly basis, all Securities transactions in all Covered Accounts and shall include all required information in such reports.

c)	The Employee has reported all private Securities transactions that are not effected through Covered Accounts.

d)	The Employee has reported all outside business activities.

e)	The responses provided on the Employee Compliance Questionnaire and all other disclosure forms (a copy of each of which is attached) are truthful and complete and if any such responses cease to be truthful or complete, the Employee will promptly report any changes to the Chief Compliance Officer.

Signature of Employee

Name of Employee	Date

Exhibit B

Echo Street Capital Management, LLC

ANNUAL CERTIFICATION AND ACKNOWLEDGMENT FORM

The undersigned Employee (the “Employee”) of Echo Street Capital Management, LLC (the “Firm”) acknowledges that he or she received and read a copy of the Code of Ethics, any amendments thereto and the Exhibits attached thereto (collectively, the “Code”) and certifies that he or she understands the provisions of the Code and has during the past year complied with, and will continue to abide by, the provisions of the Code. The Employee understands that observance of the provisions contained in the Code is a material condition of his or her employment by the Firm and that any violation of such provisions by the Employee may subject the Employee to immediate termination by the Firm as well as possible civil or criminal penalties. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Code.

The undersigned Employee hereby certifies that:

a)	The Employee has disclosed to the Chief Compliance Officer all Employee Accounts as defined in the Firm’s Code and has provided to the Chief Compliance Officer copies of all account statements relating to Covered Accounts or has reported to the Firm’s CCO, on a quarterly basis, all Securities transactions in all Covered Accounts, which reports include all required information.

b)	The Employee has reported all private Securities transactions that are not effected through Covered Accounts during the last year (or since the date of hire if less than one year).

c)	The Employee has reported all outside business activities.

d)	The responses provided on his or her Employee Compliance Questionnaire and all other disclosure forms (a copy of each of which is attached) continue to be truthful and complete or that the Employee has reported all changes to the Chief Compliance Officer, and if any such responses cease to be truthful or complete, the Employee will promptly report any changes to the Chief Compliance Officer.

Signature of Employee

Name of Employee	Date

Exhibit C

Echo Street Capital Management, LLC

Personal Information QUESTIONNAIRE

A.	Required Disclosures

Employee Personal Information Form

Please complete the following information to ensure our personnel records contain accurate information for you and your immediate family members.

Employee Name:
Employee SSN:
Spouse/Domestic Partner Name:
Spouse/Domestic Partner SSN:
Covered Person Names(s):
Covered Person SSN(s):
Home Address:
Home Telephone Number:
Personal Cell Number:
Email:

Please note that any information provided by you in the above responses may be verified by the Firm through the use of a third party vendor. In addition, this information may be disclosed to certain third parties, including but limited to, service providers and regulators.

Exhibit D

Echo Street Capital Management, LLC

Disciplinary Questionnaire
(Bad Actor)

Section 1:Criminal Actions

1.Have you ever:

a. been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

b. been charged with any felony?

2.Based upon activities that occurred while you exercised control over it, has an organization ever:

a. been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to any felony?

b. been charged with any felony?

3.Have you ever:

a. been convicted of or pled guilty to or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

b. been charged with a felony as specified above?

c. been charged with a misdemeanor as specified above?

4.Based upon activities that occurred while you exercised control over it, has an organization ever:

a. been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

b. been charged with a misdemeanor specified above?

Section 2:Regulatory Disciplinary Actions

1.Has the SEC or the CFTF ever:

a. found you to have made a false statement or omission?

b. found you to have been involved in a violation of its regulations or statutes?

c. found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

d. entered an order against you in connection with investment-related activity?

e. imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

2.Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

a. found you to have made a false statement or omission or been dishonest, unfair or unethical?

b. found you to have been involved in a violation of investment-related regulation(s)

or statute(s)?

c. found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

d. entered an order against you in connection with an investment-related activity?

e. denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?

3. Have you ever been enjoined by order, judgment, or decree of any court of competent jurisdiction, including any foreign court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, credit rating agency, or entity or person required to be registered under the CEA, or as an affiliated person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security?

Has any self-regulatory organization or commodities exchange ever:

a. found you to have made a false statement or omission?

b. found you to have been involved in a violation of its rules (other than a violation designated as a “minor rules violation” under a plan approved by the SEC)?

c. found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

d. disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?

4.Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?

5.Have you been notified, in writing, that you are now the subject of any:

a. regulatory complaint or proceeding that could result in a “yes” answer to any previous question in this section?

b. investigation that could result in a “yes” answer to any previous question in this section?

Section 3:Civil Judicial Actions

1.Has any domestic or foreign court ever:

a. enjoined you in connection with any investment-related activity?

b. found that you were involved in a violation of any investment-related statute(s) or regulation(s)?

c. dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

2.Are you named in any pending investment-related civil action that could result in a “yes” answer to any previous question in this section?

Section 4:Customer Complaints

1.Have you ever been named as a respondent/defendant in an investment- related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

a. is still pending; or

b. resulted in an arbitration award or civil judgment against you, regardless of amount; or

c. was settled for an amount of $10,000 or more?

2.Have you ever been the subject of an investment-related, consumer-initiated complaint, not otherwise reported above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?

3.Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated, written complaint, not otherwise reported in the previous Questions above, which:

a. alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000); or

b. alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?

Section 5:Terminations

1.Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

a. violating investment-related statutes, regulations, rules or industry standards of conduct?

b. fraud or the wrongful taking of property?

c. failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?

Section 6: Financial

1.Within the past 10 years:

a. have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

b. based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

c. based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?

2.Has a bonding company ever denied, paid out on or revoked a bond for you?

3.Do you have any unsatisfied judgments or liens against you?

Section 7: Other Legal Actions

1.Are you subject to a United States Postal Service false representation order entered within the last five years?

2.Are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

Signature

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the firm if such information becomes inaccurate in any way.

Definitions

CEA: U.S. Commodity Exchange Act.

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CFTC: U.S. Commodity Futures Trading Commission.

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes:

a)	A foreign securities authority;

b)	Another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and

c)	A foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to Securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, savings association, underwriter, transfer agent, credit rating agency, any person required to be registered under the CEA or an affiliated person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA).

Involved: Engaged in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rules Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company (“LLC”), limited liability partnership (“LLP”), or other organization.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge).

SEC: This term means the U.S. Securities and Exchange Commission, which is the government agency primarily responsible for enforcing federal securities laws and regulating the securities industry.

Security and the plural Securities: This term means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Financial Industry Regulatory Association (“FINRA”) and the New York Stock Exchange (“NYSE”) are self-regulatory organizations.

Please note: if you answered “yes” to any of the questions above, please provide full details, including the date of any order, decree or judgment, the court or agency involved and the final disposition, if any. Please attach any relevant documentation and use a separate sheet of paper if necessary. You must promptly notify the Chief Compliance Officer in writing if any of the information in the questions above changes.